EXHIBIT 99


Contact:	Jules L. Vinnedge			                     William K. Hamilton
       		Investor Relations                    			Media Relations
       		419-248-7377                         				419-248-6190


                        U.S. Supreme Court Overturns
                 Fibreboard Global Class Action Settlement

TOLEDO, Ohio, June 23, 1999 - Owens Corning (NYSE: OWC) announced today that the United States Supreme Court has overturned the global class settlement of all asbestos personal injury claims against its wholly owned subsidiary, Fibreboard
Corporation.

While the Court returned the case to the lower courts for further proceedings, it appears unlikely that the settlement can overcome the many hurdles for approving a limited-fund class under Rule 23 (b)(1)(B), as set forth by the Court's opinion.

If, as expected, the global class settlement is finally disapproved, Fibreboard's insurance settlement will become effective. Under the insurance settlement, which received final Court approval in 1997, Fibreboard will receive an insurance settlement of approximately $1.9 billion, which will be used to resolve Fibreboard's asbestos claims.

"To plan for this possible outcome, we included Fibreboard in the Owens Corning National Settlement Program," said Glen H. Hiner, chairman and chief executive officer. "The NSP provides for the resolution of the vast majority of pending and future Fibreboard claims, as well as Owens Corning claims."

Owens Corning and Fibreboard have negotiated long-term agreements with more than 80 plaintiffs' firms that provide for resolution of pending Owens Corning and Fibreboard cases and establish a case processing arrangement to resolve future claims without litigation. The Fibreboard portions of those agreements are contingent on the class action settlement being finally overturned.

More than 100,000 asbestos claims pending against Fibreboard could be resolved under the National Settlement Program (NSP).
Payment of these claims would be made over the next five years, with most payments occurring in 1999 through 2001.

Owens Corning announced its NSP in December 1998 and said it signed agreements with more than 50 law firms resolving more than 176,000 asbestos cases pending against the company. Since then, more plaintiff law firms have signed agreements with the company, bringing the total of participating law firms to more than 80. The total number of resolved cases is now more than 188,000.

Background
----------

During 1993, Fibreboard, its insurers and representatives of a class of future asbestos plaintiffs, entered into a global settlement. Under this settlement, Fibreboard would have been protected by an injunction from personal injury claims and would have had no further asbestos personal injury liabilities.

On July 26, 1996, the United States Court of Appeals (Fifth Circuit) affirmed the global settlement by a majority decision. Opposing parties appealed the decision on June 27, 1997 to the Supreme Court. The Supreme Court granted the petition, vacated the Fifth Circuit's decision and remanded the case to the Fifth Circuit Court for further consideration. On January 27, 1998, a panel of the Fifth Circuit Court reaffirmed its prior decision by a majority vote, again approving the global settlement. The Supreme Court again granted certiorari, and an oral argument was held on December 8, 1998.

Owens Corning is a world leader in building materials and glass fiber composites systems. The company had 1998 sales of $5 billion and employs approximately 20,000 worldwide.